FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-180779-11
September 16, 2014

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (File Number 333-180779) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by e-mail to prospectus@ms.com.

This free writing prospectus does not contain all information that is required to be included in the prospectus and the prospectus supplement.
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$910,501,000 (Approximate)
Morgan Stanley Bank of America Merrill Lynch Trust 2014-C18
as Issuing Entity
Morgan Stanley Capital I Inc.
as Depositor
Morgan Stanley Mortgage Capital Holdings LLC
Bank of America, National Association
CIBC Inc.
as Sponsors and Mortgage Loan Sellers

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2014-C18

This free writing prospectus relates to Morgan Stanley Capital I Inc.’s offering of Classes A-1, A-2, A-SB, A-3, A-4, X-A, A-S, B, PST and C of its Series 2014-C18 Commercial Mortgage Pass-Through Certificates and clarifies, updates or adds the following information as it relates to (i) the free writing prospectus, dated September 15, 2014 and filed with the Securities and Exchange Commission under accession number 0001539497-14-001111 (the “Free Writing Prospectus”; capitalized terms not defined herein are used as defined in the Free Writing Prospectus) and (ii) the free writing prospectus also designated as the “Structural and Collateral Term Sheet”, dated September 11, 2014 and filed with the Securities and Exchange Commission under accession number 0001539497-14-001081 (the “Term Sheet”):

Structural and Collateral Updates

•
The Class 300 Certificates will accrue interest on the basis of the actual number of days elapsed during each one-month interest accrual period in a 360-day year.  Accordingly, no Interest Reserve Amounts will be withheld in an Interest Reserve Account with respect to the 300 North LaSalle B Note or for the benefit of  the Class 300 Certificates.

•
With respect to the mortgage loan identified on Appendix I to the Free Writing Prospectus as TKG Retail Portfolio A, representing approximately 10.3% of the initial pool balance, the table entitled “Uintah Gardens Tenant Summary” on page T-30 of the Term Sheet and page III-8 of the Free Writing Prospectus is updated to include the following information from page S-176 of the Free Writing Prospectus:  Ace Hardware, the fifth largest tenant, representing approximately 6.8% of the net square footage, may terminate its lease anytime after the 12th month of the lease term by notifying the landlord at least sixty (60) days in advance.

•
With respect to the mortgage loan identified on Appendix I to the Free Writing Prospectus as 300 North LaSalle, representing approximately 9.7% of the initial pool balance, the description of the related Intercreditor Agreement under the section entitled “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs—The 300 North LaSalle Loan Pair—The 300 North LaSalle Intercreditor Agreement—Application of Funds” is updated as shown on Exhibit A attached hereto.

•
With respect to the mortgage loan identified on Appendix I to the Free Writing Prospectus as Aspen Heights – Murfreesboro, representing approximately 3.2% of the initial pool balance, the related mortgaged property is 93.5% leased and approximately 90.7% occupied as of the September 10, 2014 rent roll as tenants continue to take occupancy for the 2014 school year.

•	The section entitled “Collateral Overview” in the Term Sheet is updated to replace the table entitled “Reserves” on page T-15 of the Term Sheet with the following:

Reserves
% of Pool Requiring Tax Reserves:	69.4%
% of Pool Requiring Insurance Reserves:	30.6%
% of Pool Requiring Replacement Reserves:	64.3%
% of Pool Requiring TI/LC Reserves(4):	51.1%

(4)  Based only on mortgage loans secured by retail, office, mixed use and industrial properties.

General

USE OF PROCEEDS

We will apply the net proceeds of the offering of the Offered Certificates towards the simultaneous purchase of the mortgage loans from the mortgage loan sellers and to the payment of expenses in connection with the issuance of the Offered Certificates.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have entered into an Underwriting Agreement, dated as of the date of the prospectus supplement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC World Markets Corp. and Drexel Hamilton, LLC (collectively, the “Underwriters”).  Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each Underwriter, and each Underwriter has agreed severally to purchase from us, the respective aggregate Certificate Principal Balance or Notional Amount of each class of Offered Certificates presented below.

Underwriters	Class A-1	Class A-2	Class A-SB	Class A-3	Class A-4
Morgan Stanley & Co. LLC	$	$	$	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$	$	$	$
CIBC World Markets Corp.	$	$	$	$	$
Drexel Hamilton, LLC	$	$	$	$	$
Total	$	$	$	$	$

Underwriters	Class X-A	Class A-S	Class B	Class PST	Class C
Morgan Stanley & Co. LLC	$	$	$	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$	$	$	$
CIBC World Markets Corp.	$	$	$	$	$
Drexel Hamilton, LLC	$	$	$	$	$
Total	$	$	$	$	$

Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as co-lead managers and co-bookrunners with respect to the Offered Certificates. CIBC World Markets Corp. and Drexel Hamilton, LLC will act as co-managers with respect to the Offered Certificates.

The Underwriting Agreement provides that the obligations of the Underwriters are subject to conditions precedent, and that the Underwriters severally will be obligated to purchase all of the Offered Certificates if any are purchased.  In the event of a default by an Underwriter, the Underwriting Agreement provides that the purchase commitment of the non-defaulting Underwriters may be increased.  The depositor expects to receive from this offering approximately $                      , plus accrued interest from September 1, 2014, before deducting expenses of the offering.

The Underwriters have advised us that they will propose to offer the Offered Certificates from time to time for sale in one or more negotiated transactions or otherwise at varying prices to be determined at the time of sale.  The Underwriters may effect such transactions by selling such classes of Offered Certificates to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriters and any purchasers of such classes of Offered Certificates for whom they may act as agent.

One or more affiliates of the Underwriters have entered into and may, in the future, enter into other financing arrangements with affiliates of some or all of the borrowers.  Affiliates of the Underwriters, including Morgan Stanley Mortgage Capital Holdings LLC, Bank of America, National Association and CIBC Inc., engage in, and intend to continue to engage in, the acquisition, development, operation, financing and disposition of real estate-related assets in the ordinary course of their business, and are not prohibited in any way from engaging in business activities similar to or competitive with those of the borrowers.  See “Risk Factors—Risks Related to Conflicts of Interest” in the Free Writing Prospectus.

Each Underwriter has represented and agreed, that:

(a)           in the United Kingdom, it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the Issuing Entity; and

(b)           it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

In relation to each member state of the European Economic Area which has implemented the EU Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that, with effect from and including the date on which the EU Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the Offered Certificates which are the subject of the offering contemplated by the prospectus supplement to the public in that Relevant Member State other than:

(a)           to any legal entity which is a “qualified investor” as defined in the EU Prospectus Directive;

(b)           to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors” as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the depositor for any such offer; or

(c)           in any other circumstances falling within article 3(2) of the EU Prospectus Directive;

provided, that no such offer of the Offered Certificates referred to in clauses (a) to (c) above shall require the Issuing Entity or any Underwriter to publish a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of the prior paragraph, (1) the expression an “offer of the Offered Certificates which are the subject of the offering contemplated by the prospectus supplement to the public” in relation to any Offered Certificate in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates, as the same may be varied in that Relevant Member State by any measure implementing the EU Prospectus Directive in that Relevant Member State, (2) the expression “EU Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State, and (3) the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each Underwriter has agreed that it will not offer or sell any Offered Certificates, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws and regulations.  For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws and regulations of Japan.

In connection with the offering, the Underwriters may purchase and sell the Offered Certificates in the open market.  These transactions may include purchases to cover short positions created by an Underwriter in connection with the offering.  Short positions created by an Underwriter involve the sale by the Underwriter of a greater number of Offered Certificates than it is required to purchase from the depositor in the offering.  An Underwriter also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Underwriter if the Offered Certificates are repurchased by the Underwriter in covering transactions.  These activities may maintain or otherwise affect the market price of the Offered Certificates, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.  These transactions may be effected in the over-the-counter market or otherwise.

The Offered Certificates are offered by the Underwriters when, as and if issued by the Issuing Entity and delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part.  It is expected that delivery of the Offered Certificates will be made in book-entry form through the facilities of DTC against payment therefor on or about September        , 2014, which is the                            business day following the first date of pricing of the Offered Certificates.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three (3) business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The Underwriters and any dealers that participate with the Underwriters in the distribution of the Offered Certificates may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of such classes of Offered Certificates by them may be deemed to be underwriting discounts or commissions, under the Securities Act of 1933, as amended.

We and the sponsors have agreed to indemnify the Underwriters against civil liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect of such liabilities.

One or more of the Underwriters currently intend to make a secondary market in the Offered Certificates, but they are not obligated to do so, and any market making effort may be discontinued at any time.

Morgan Stanley & Co. LLC, an Underwriter, is an affiliate of the depositor and of Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller, an originator and a sponsor, and Morgan Stanley Bank, N.A., an originator.  Merrill Lynch, Pierce, Fenner & Smith Incorporated, an Underwriter, is an affiliate of Bank of America, National Association, a mortgage loan seller, an originator, a sponsor and the initial holder of (x) the 300 North LaSalle Serviced Companion Loan, (y) the mezzanine loan related to the mortgaged property identified on Appendix I to the Free Writing Prospectus as Huntington Oaks Shopping Center and (z) the mezzanine loan related to the portfolio of mortgaged properties identified on Appendix I to the Free Writing Prospectus as Louisiana and Mississippi Retail Portfolio.  CIBC World Markets Corp., an Underwriter, is an affiliate of CIBC Inc., a mortgage loan seller, an originator and a sponsor, and Canadian Imperial Bank of Commerce, an originator.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) are intended to be directed to affiliates of Morgan Stanley & Co. LLC, one of the Underwriters and one of the co-lead managers and co-bookrunners for this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the Underwriters and one of the co-lead managers and co-bookrunners for this offering, and CIBC World Markets Corp., one of the Underwriters and a co-manager for this offering.  That flow of funds will occur by means of the collective effect of the payment by the Underwriters to the depositor of the purchase price for the Offered Certificates and (i) the payment by the depositor to Morgan Stanley Mortgage Capital Holdings LLC (an affiliate of Morgan Stanley & Co. LLC), in its capacity as a mortgage loan seller, of the purchase price for the MSMCH Mortgage Loans, (ii) the payment by the depositor to Bank of America, National Association (an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated), in its capacity as a mortgage loan seller, of the purchase price for the Bank of America Mortgage Loans and (iii) the payment by the depositor to CIBC Inc. (an affiliate of CIBC World Markets Corp.), in its capacity as a mortgage loan seller, of the purchase price for the CIBC Mortgage Loans.  As a result of the circumstances described above, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC World Markets Corp. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc.  In addition, other circumstances exist that result in the Underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121.  See “Risk Factors—Risks Related to Conflicts of Interest—Conflicts of Interest of the Underwriters” in the Free Writing Prospectus.

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This free writing prospectus is not an offer to sell or a solicitation of an offer to buy the Offered Certificates in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates, supersedes any conflicting information contained in the Free Writing Prospectus, the Term Sheet and any other prior similar materials relating to the Offered Certificates.  The information in this free writing prospectus may be amended or supplemented.  This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in the Free Writing Prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued.  Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Offered Certificates until the underwriters have accepted your offer to purchase Offered Certificates.  Any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Offered Certificates or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Exhibit A

Revised Description of 300 North LaSalle Application of Funds

Application of Funds.  Pursuant to the intercreditor agreement entered into among the holders of the 300 North LaSalle Mortgage Loan, the 300 North LaSalle B Note and the 300 North LaSalle Serviced Companion Loan (the “300 North LaSalle Intercreditor Agreement”), the 300 North LaSalle Mortgage Loan is pari passu in right of payment with the 300 North LaSalle Serviced Companion Loan and the 300 North LaSalle B Note is generally subordinate in right of payment with the 300 North LaSalle Serviced Mortgage Loan and the 300 North LaSalle Serviced Companion Loan.

The 300 North LaSalle Intercreditor Agreement provides that, for so long as no (a) event of default with respect to an obligation to pay money due under the 300 North LaSalle Loan Pair, (b) other event of default for which the 300 North LaSalle Loan Pair is actually accelerated, (c) other event of default which causes the 300 North LaSalle Loan Pair to become a Specially Serviced Mortgage Loan, and (d) bankruptcy or insolvency event that constitutes an event of default has occurred and is continuing, all amounts available for payment on the 300 North LaSalle Loan Pair (excluding (i) any and all amounts for required reserves or escrows required by the mortgage loan documents to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of property protection expenses or Servicing Advances then due and payable or reimbursable to the Trustee, the Master Servicer or the Special Servicer, (ii) proceeds, awards or settlements to be applied to the restoration or repair of the 300 North LaSalle Mortgaged Property and (iii) certain payment and reimbursement rights (including without limitation with respect to P&I Advances (and interest thereon) on the 300 North LaSalle Mortgage Loan and the 300 North LaSalle B Note which may be reimbursed out of amounts payable on the 300 North LaSalle Mortgage Loan and the North LaSalle B Note, ~~in the aggregate,~~ pursuant to the priorities set forth below, in the aggregate) of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Trust Advisor, in accordance with the terms of the Pooling and Servicing Agreement and/or the 300 North LaSalle Intercreditor Agreement, as applicable) will be allocated generally in the following manner, to the extent of available funds:

•
first, to the Note A-1 holder, the Note A-2 holder and the Note A-3 holder on a pro rata and pari passu basis in an amount equal to the accrued and unpaid interest on the Note A-1 principal balance, Note A-2 principal balance and Note A-3 principal balance, respectively;

•
second, to the Note A-1 Holder, the Note A-2 Holder and the Note A-3 holder on a pro rata and pari passu basis in an amount equal to all amounts required to be paid in respect of principal with respect to such monthly payment date;

•
third, if the proceeds of any foreclosure sale or any liquidation of the Loan Pair or Mortgaged Property exceed the amounts required to be applied in accordance with clauses first and second above and, as a result of a workout the note principal balance with respect to Note A-1, Note A-2 or Note A-3 has been reduced (to the extent such reductions were made in accordance with the Pooling Servicing Agreement notwithstanding the provisions of the 300 North LaSalle Intercreditor Agreement by reason of the insufficiency of the B Note to bear the full economic effect of the workout), such excess amount shall be paid to the related Note holder in an amount up to the reduction, if any, of the Note A-1 principal balance, Note A-2 principal balance or Note A-3 principal balance, as applicable, as a result of such workout, plus interest on such amount at the interest rate applicable to the ~~B~~ Note A-1, Note A-2 and Note A-3 set forth in the related mortgage loan agreement;

•
fourth, to the Note A-1 holder, the Note A-2 holder and the Note A-3 holder on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such Note A-1 holder, the Note A-2 holder and/or the Note A-3 holder with respect to the Mortgage Loan pursuant to the Pooling and Servicing Agreement or the 300 North LaSalle Intercreditor Agreement;

•	fifth, to the B Note holder in an amount equal to the accrued and unpaid interest on the B Note principal balance;

•	sixth, to the B Note holder in an amount equal to all amounts required to be paid in respect of principal with respect to such monthly payment date;

•
seventh, to the Note B Holder up to the amount of any unreimbursed costs and expenses paid by such Note B Holder with respect to the Mortgage Loan pursuant to this Agreement or the Lead Securitization Servicing Agreement;

•
eighth, to the Note A-1 holder, the Note A-2 holder and the Note A-3 holder on a pro rata and pari passu basis, their respective percentage interests of any Yield Maintenance Premium (as defined in the 300 North LaSalle Mortgage Loan Agreement), to the extent paid by the related borrower;

~~•~~
~~ninth, to the Note A-1 holder, the Note A-2 holder and the Note A-3 holder on a pro rata and pari passu basis, their respective percentage interests of any Liquidated Damages Amount (as defined in the 300 North LaSalle Mortgage Loan Agreement), to the extent paid by the related borrower;~~

~~•~~	~~tenth~~ninth, to the B Note holder, its percentage interest of any Yield Maintenance Premium, to the extent paid by the related borrower;

~~•~~ 	~~eleventh, to the B Note holder, its percentage interest of any Liquidated Damages Amount, to the extent paid by the related borrower;~~

~~•~~
~~twelfth~~tenth, if the proceeds of any foreclosure sale or any liquidation of the 300 North LaSalle Mortgage Loan or the 300 North LaSalle Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ~~eleventh~~ninth and, as a result of a workout the B Note principal balance has been reduced, such excess amount will be paid to the B Note holder in an amount up to the reduction, if any, of the B Note principal balance as a result of such workout, plus interest on such amount at the interest rate applicable to the B Note ~~A-1, Note A-2 and Note A-3~~ set forth in the related mortgage loan agreement;

~~•~~
~~thirteenth~~eleventh, to the extent assumption, transfer fees, late payment fees or charges (other than any Yield Maintenance Premium ~~and/or Liquidated Damages Amount~~) actually paid by the related borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for Advance Interest, to pay any additional servicing expenses or to compensate the Master Servicer or the Special Servicer (in each case provided that such reimbursements or payments relate to the 300 North LaSalle Loan Pair), any such fees or expenses, to the extent actually paid by the related borrower, shall be paid to the Note A-1 holder, the Note A-2 holder, the Note A-3 holder and the B Note holder, on a pro rata and pari passu basis, based on their respective percentage interests; and

~~•~~
~~fourteenth~~twelfth, if any excess amount is available to be distributed in respect of the 300 North LaSalle Loan Pair, and not otherwise applied in accordance with the foregoing clauses first through eleventh, any remaining amount shall be paid on a pro rata and pari passu basis to the Note A-1 holder, the Note A-2 holder, the Note A-3 holder and the B Note holder in accordance with their respective initial percentage interests.

Generally, for so long as (a) an event of default with respect to an obligation to pay money due under the 300 North LaSalle Loan Pair, (b) any other event of default for which the 300 North LaSalle Loan Pair is actually accelerated, (c) any other event of default which causes the 300 North LaSalle Loan Pair to become a Specially Serviced Mortgage Loan, or (d) a bankruptcy or insolvency event that constitutes an event of default has occurred and is continuing, all amounts available for payment on the 300 North LaSalle Loan Pair (excluding (i) any and all amounts for required reserves or escrows required by the mortgage loan documents to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of property protection expenses or Servicing Advances then due and payable or reimbursable to the Trustee, the Master Servicer or the Special Servicer, (ii) proceeds, awards or settlements to be applied to the restoration or repair of the 300 North LaSalle Mortgaged Property and (iii) certain payment and reimbursement rights (including without limitation with respect to P&I Advances (and interest thereon) on the 300 North LaSalle Mortgage Loan and the 300 North LaSalle B Note~~, in the aggregate,~~ pursuant to the priorities set forth below, in the aggregate) of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Trust Advisor, in accordance with the terms of the Pooling and Servicing Agreement and/or the 300 North LaSalle Intercreditor Agreement, as applicable), will be allocated generally in the following manner, to the extent of available funds:

•
first, to the Note A-1 holder, the Note A-2 holder and the Note A-3 holder on a pro rata and pari passu basis in an amount equal to the accrued and unpaid interest on the Note A-1 principal balance, Note A-2 principal balance and Note A-3 principal balance, respectively;

•	second, to the Note A-1 Holder, the Note A-2 Holder and the Note A-3 holder on a pro rata and pari passu basis, until their principal balances have been reduced to zero;

•
third, if the proceeds of any foreclosure sale or any liquidation of the Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first and second above and, as a result of a workout the note principal balance with respect to Note A-1, Note A-2 or Note A-3 has been reduced (to the extent such reductions were made in accordance with the Pooling Servicing Agreement notwithstanding the provisions of the 300 North LaSalle Intercreditor Agreement by reason of the insufficiency of the B Note to bear the full economic effect of the workout), such excess amount shall be paid to the related Note holder in an amount up to the reduction, if any, of the Note A-1 principal balance, Note A-2 principal balance or Note A-3 principal balance, as applicable, as a result of such workout, plus interest on such amount at the interest rate applicable to the ~~B~~ Note A-1, Note A-2 and Note A-3 set forth in the related mortgage loan agreement;

•
fourth, to the Note A-1 holder, the Note A-2 holder and the Note A-3 holder on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such Note A-1 holder, the Note A-2 holder and/or the Note A-3 holder with respect to the Mortgage Loan pursuant to the Pooling and Servicing Agreement or the 300 North LaSalle Intercreditor Agreement;

•	fifth, to the B Note holder in an amount equal to the accrued and unpaid interest on the B Note principal balance;

•	sixth, to the B Note holder in an amount equal to all amounts required to be paid in respect of principal with respect the B Note principal balance has been reduced to zero;

•
seventh, to the Note B Holder up to the amount of any unreimbursed costs and expenses paid by such Note B Holder with respect to the Mortgage Loan pursuant to this Agreement or the Lead Securitization Servicing Agreement;

•
eighth, to the Note A-1 holder, the Note A-2 holder and the Note A-3 holder on a pro rata and pari passu basis, their respective percentage interests of any Yield Maintenance Premium, to the extent paid by the related borrower;

•
ninth, to the Note A-1 holder, the Note A-2 holder and the Note A-3 holder on a pro rata and pari passu basis, their respective percentage interests of any Liquidated Damages Amount, to the extent paid by the related borrower;

•	tenth, to the B Note holder, its percentage interest of any Yield Maintenance Premium, to the extent paid by the related borrower;

•	eleventh, to the B Note holder, its percentage interest of any Liquidated Damages Amount, to the extent paid by the related borrower;

•
twelfth, if the proceeds of any foreclosure sale or any liquidation of the 300 North LaSalle Loan Pair or the 300 North LaSalle Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eleventh and, as a result of a workout the B Note principal balance has been reduced, such excess amount will be paid to the B Note holder in an amount up to the reduction, if any, of the B Note principal balance as a result of such workout, plus interest on such amount at the interest rate applicable to the B Note ~~A-1, Note A-2 and Note A-3~~ set forth in the related mortgage loan agreement;

•
thirteenth, to the extent assumption, transfer fees, late payment fees or charges (other than any Yield Maintenance Premium and/or Liquidated Damages Amount) actually paid by the related borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for Advance Interest, to pay any additional servicing expenses or to compensate the Master Servicer or the Special Servicer (in each case provided that such reimbursements or payments relate to the 300 North LaSalle Loan Pair), any such fees or expenses, to the extent actually paid by the related borrower, shall be paid to the Note A-1 holder, the Note A-2 holder, the Note A-3 holder and the B Note holder, on a pro rata and pari passu basis, based on their respective percentage interests; and

•
fourteenth, if any excess amount is available to be distributed in respect of the 300 North LaSalle Loan Pair, and not otherwise applied in accordance with the foregoing clauses first through ~~eleventh~~thirteenth, any remaining amount shall be paid on a pro rata and pari passu basis to the Note A-1 holder, the Note A-2 holder, the Note A-3 holder and the B Note holder in accordance with their respective initial percentage interests.

Furthermore, Master Servicer and/or the Trustee (as applicable) will be entitled to be reimbursed for P&I Advances (and interest thereon) from amounts allocated to the 300 North LaSalle Mortgage Loan and the 300 North LaSalle B Note pursuant to the 300 North LaSalle Intercreditor Agreement, and such right of the Master Servicer and/or Trustee to receive reimbursement of P&I Advances (and interest thereon) on the 300 North LaSalle Mortgage Loan and the 300 North LaSalle B Note will be prior to the right of the Holders of such Notes (and, correspondingly the holders of the Certificates and the Class 300 Certificates) to receive any payments thereon subject, however, in all cases to the limitations and other requirements applicable to the reimbursement of P&I Advances provided in the Pooling Servicing Agreement).

Amounts allocable in respect of the 300 North LaSalle Mortgage Loan and the 300 North LaSalle B Note will be considered in the aggregate for purposes of the reimbursement of P&I Advances on such notes, meaning that P&I Advances on the 300 North LaSalle Mortgage Loan and P&I Advances on the 300 North LaSalle B Note are each reimbursable (subject to and in accordance with the Pooling and Servicing Agreement) from such amounts regardless whether such amounts relate to the 300 North LaSalle Mortgage Loan or the 300 North LaSalle B Note and notwithstanding that the 300 North LaSalle B Note is subordinate to the 300 North LaSalle Mortgage Loan (it being understood, however, that to the extent collections on both the 300 North LaSalle B Note and 300 North LaSalle Mortgage Loan are available, the reimbursement will be made first from the collections in respect of the 300 North LaSalle B Note and then from the collections in respect of 300 North LaSalle Mortgage Loan).